                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement


[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             BankBoston Corporation
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:
--------------------------------------------------------------------------------

[BankBoston LOGO]

100 FEDERAL STREET  -  BOSTON  -  MASSACHUSETTS 02110

                                                                  March 16, 1998

To our Common Stockholders:

    We are pleased to invite you to attend the Annual Meeting of Stockholders (the "Meeting") of BankBoston Corporation (the "Corporation"), which will be held on Thursday, April 23, 1998, at 10:30 a.m. in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

    The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to come before this year's meeting.

    If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another, please bring written confirmation from the record owner that you are acting as proxy.

    Whether or not you expect to attend the meeting, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person.

                                   Cordially,

     /s/ Charles K. Gifford                    /s/ Henrique de Campos Meirelles
         CHARLES K. GIFFORD                        HENRIQUE DE CAMPOS MEIRELLES
Chairman and Chief Executive Officer         President and Chief Operating Officer

                               [BankBoston LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 23, 1998

To Common Stockholders of
  BANKBOSTON CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BankBoston Corporation (the "Corporation") will be held in the Auditorium on the ground floor of The Federal Reserve Bank of Boston at 600 Atlantic Avenue, Boston, Massachusetts on Thursday, April 23, 1998 at 10:30 a.m. (the "Meeting"), for the following purposes, all as set forth in the accompanying Proxy Statement:

        (1) To elect five Directors with terms expiring at the 2001 Annual Meeting of Stockholders, as described in the accompanying Proxy Statement.

        (2) To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Corporation's independent auditors for 1998.

        (3) To authorize the amendment of the Corporation's Restated Articles of Organization to increase and change the authorized shares of the Corporation's Common Stock from 300,000,000 shares, par value $1.50 per share, to 500,000,000 shares, par value $1.00 per share.

        (4) To consider and vote upon one Stockholder proposal described in the accompanying Proxy Statement, if such proposal is presented to the Meeting.

        (5) To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on March 12, 1998, as the record date for the Meeting.

    It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Please complete, sign and date the enclosed form of proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.

                                            By Order of the Board of Directors,

                                               /s/ Gary A. Spiess

                                                 GARY A. SPIESS
                                                     Clerk
Boston, Massachusetts
March 16, 1998

                               [BankBoston LOGO]



                                PROXY STATEMENT

                          ---------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                          ---------------------------

                           TO BE HELD APRIL 23, 1998

    This Proxy Statement, with the accompanying proxy card, is being mailed to Stockholders on or about March 16, 1998 and is furnished in connection with the solicitation of proxies by the Board of Directors of BankBoston Corporation (the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 23, 1998 (and any adjournment thereof) (the "Meeting").

                               VOTING INFORMATION


    Only holders of Common Stock, par value $1.50 per share, whose names appeared of record at the close of business on March 12, 1998 will be entitled to vote at the Meeting. On that date, 146,594,022 shares of Common Stock were issued and outstanding, exclusive of treasury shares. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Meeting and can be voted only if the owner of record is present to vote or is represented by proxy.


    If you sign, date and return the enclosed proxy in time for the Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked in the spaces provided for such purpose. If no instructions are specified, your shares will be voted FOR the matters numbered
(1), (2) and (3) on the proxy card and AGAINST the Stockholder proposal.

    You may revoke your proxy at any time before it is exercised by returning to the Corporation another properly signed proxy representing such shares and bearing a later date or by otherwise delivering a written revocation to Gary A. Spiess, Clerk of the Corporation. Mr. Spiess' mailing address is BankBoston Corporation, P.O. Box 1864, MA BOS 01-25-01, Boston, Massachusetts 02105. A Stockholder attending the Meeting may vote in person even though he or she may have previously filed a proxy.

                          ---------------------------

    The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present or represented at the Meeting for quorum purposes. A plurality vote will decide proxy item (1). The affirmative votes of the holders of at least a majority of the shares of the Common Stock present in person, or represented by proxy, and entitled to vote at the Meeting are required to decide proxy item (2) and the Stockholder proposal. The affirmative votes of the holders of at least a majority of the shares of the Common Stock outstanding and entitled to vote thereon shall decide proxy item (3).

    The total number of votes cast "for" a proposal will determine whether the proposal is adopted. Abstentions are counted in determining the total number of votes cast. While not counted as votes "for" or "against" a proposal, abstentions have the same effect as votes against a proposal. Broker non-votes are not counted in determining the number of votes cast. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy.) Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such shares with respect to the consideration of the stockholder proposal without specific instructions from such customers.

                             ELECTION OF DIRECTORS

                                 (PROXY ITEM 1)

    Five Director nominees are standing for election at the Meeting for terms of office that will expire at the 2001 Annual Meeting of Stockholders. Each of the Director nominees was elected at the 1995 Annual Meeting of Stockholders.

    Each Director will continue in office until the Director's term expires and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

    Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any of the nominees shall be unwilling or unable to serve, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors, or the Board may reduce the number of Directors.


    The following information with respect to the Director nominees and the Directors whose terms of office expire in 1999 and 2000 is set forth below: name, age, the number of shares of the Corporation's Common Stock beneficially owned as of March 10, 1998, the year in which the individual became a Director of the Corporation, principal occupation, business or professional experience, the standing committees of the Board of which the Director is a member, and the names of other public companies for which the individual serves as a director.

                       NOMINEES FOR ELECTION AS DIRECTORS
             TERMS EXPIRE AT THE 2001 ANNUAL STOCKHOLDERS' MEETING

PHOTO
WILLIAM F. CONNELL
  Age 59
  Director since 1993


  Shares 34,258      (1)


                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CONNELL LIMITED PARTNERSHIP (METALS RECYCLING AND THE MANUFACTURE OF INDUSTRIAL PRODUCTS).

                         - Chairman and Chief Executive Officer of Connell
                           Limited Partnership since 1987

                         - Director of the Bank since 1993

                         - Other Directorships:  Harcourt General, Inc. and LCI
                           International, Inc.

                         - Current Committees: Executive, Compensation, and
                                               Board Governance & Nominating


                         (1) Includes 1,000 shares which Mr. Connell has the
                             right to acquire within 60 days under the Director Stock Option Plan and 1,107 shares deferred under the Retirement Benefits Exchange Program.


PHOTO
THOMAS J. MAY
  Age 50
  Director since 1994


  Shares 3,148       (2)


                         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BOSTON EDISON COMPANY.

                         - President and Chief Operating Officer of Boston
                           Edison Company from 1993 to 1994, Chairman and Chief Executive Officer since 1994 and President since 1995

                         - Director of the Bank since 1994

                         - Other Directorships:  Liberty Mutual Insurance
                           Company and RCN Corporation

                         - Current Committees:  Audit and Board Governance &
                           Nominating


                         (2) Includes 1,000 shares which Mr. May has the right
                             to acquire within 60 days under the Director Stock Option Plan, 904 shares deferred under the Director Stock Award Plan and 731 shares deferred under the Retirement Benefits Exchange Program.


PHOTO
DONALD F. MCHENRY
  Age 61
  Director since 1981


  Shares 10,190       (3)


                         UNIVERSITY RESEARCH PROFESSOR OF DIPLOMACY AND INTERNATIONAL RELATIONS, GEORGETOWN UNIVERSITY, WASHINGTON, D.C.

                         - University Research Professor at Georgetown
                           University since 1981

                         - President of The IRC Group since 1983

                         - Director of the Bank since 1981

                         - Other Directorships:  American Telephone & Telegraph
                           Company, Coca-Cola Company, International Paper Company and SmithKline Beecham, PLC.

                         - Current Committees:  Executive, Audit (Chair) and
                           Trust


                         (3) Includes 1,000 shares which Mr. McHenry has the
                             right to acquire within 60 days under the Director Stock Option Plan, 904 shares deferred under the Director Stock Award Plan and 4,186 shares deferred under the Retirement Benefits Exchange Program.

                       NOMINEES FOR ELECTION AS DIRECTORS
         TERMS EXPIRE AT THE 2001 ANNUAL STOCKHOLDERS' MEETING (CONT'D)

PHOTO
THOMAS B. WHEELER
  Age 61
  Director since 1989


  Shares 5,830       (4)


                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY.

                         - President of Massachusetts Mutual Life Insurance
                           Company from 1987 to 1996, Chief Executive Officer since 1988 and Chairman since 1996

                         - Director of the Bank since 1989

                         - Other Directorships:  Massachusetts Mutual Life
                           Insurance Company and Textron, Inc.

                         - Current Committees:  Community Investment (Chair) and
                           Compensation


                         (4) Includes 1,000 shares which Mr. Wheeler has the
                             right to acquire within 60 days under the Director Stock Option Plan, 904 shares deferred under the Director Stock Award Plan and 2,149 shares deferred under the Retirement Benefits Exchange Program.


PHOTO
ALFRED M. ZEIEN
  Age 68
  Director since 1992

  Shares 4,572      (5)

                         CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE GILLETTE COMPANY (MANUFACTURER OF CONSUMER PRODUCTS).

                         - Chairman of the Board and Chief Executive Officer of
                           the Gillette Company

                           since 1991

                         - Director of the Bank since 1992

                         - Other Directorships:  Polaroid Corporation, Raytheon
                           Company and Massachusetts Mutual Life Insurance
                           Company

                         - Current Committees:  Executive and Trust


                         (5) Includes 1,000 shares which Mr. Zeien has the right
                             to acquire within 60 days under the Director Stock Option Plan, and 1,393 restricted shares acquired under the Retirement Benefits Exchange Program as to which Mr. Zeien has sole voting but no investment authority.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 1999 ANNUAL STOCKHOLDERS' MEETING

PHOTO
WAYNE A. BUDD
  Age 56
  Director since 1993


  Shares 4,138      (6)


                         GROUP PRESIDENT - NEW ENGLAND, BELL ATLANTIC

                         - Associate Attorney General of the United States from
                           1992 to 1993

                         - Senior Partner, Goodwin, Procter & Hoar from 1993 to
                           1996

                         - Senior Vice President, Bell Atlantic (formerly NYNEX)
                           from 1996 to 1997, Group President - New England, Bell Atlantic since 1997

                         - Director of the Bank since 1993

                         - Other Directorships:  John Hancock Mutual Life
                           Insurance Co. and Tosco, Inc.

                         - Current Committees:  Audit and Community Investment


                         (6) Includes 1,000 shares which Mr. Budd has the right
                             to acquire within 60 days under the Director Stock Option Plan, 217 shares deferred under the Director Stock Award Plan, 1,107 shares deferred under the Retirement Benefits Exchange Program and 844 shares which Mr. Budd owns jointly with his spouse.


PHOTO
WILLIAM M. CROZIER, JR.
  Age 65
  Director since 1996


  Shares 69,083      (7)


                         CHAIRMAN EMERITUS OF THE CORPORATION.

                         - Served as Chairman of the Board and Chief Executive
                           Officer of BayBanks from 1974 to 1996

                         - Served as Chairman of the Board of the Corporation
                           and Senior Chairman of the Bank from 1996 to December 1997

                         - Director of the Bank since 1996

                         - Current Committees:  Executive and Trust


                         (7) Includes 25,500 shares which Mr. Crozier has the
                             right to acquire within 60 days under the Corporation's stock option or stock incentive plans (the "Long-Term Incentive Plans"), 220 shares owned jointly with his spouse, and 2,250 restricted shares as to which Mr. Crozier has sole voting but no investment authority. Does not include 39,000 shares owned by Mr. Crozier's spouse, 1,496 shares held by his spouse as trustee of a family trust and 3,000 shares held jointly with his spouse as co-trustees of a family trust, as to which shares Mr. Crozier disclaims beneficial ownership.


PHOTO
ALICE F. EMERSON
  Age 66
  Director since 1977


  Shares 7,971      (8)


                         SENIOR FELLOW, THE ANDREW W. MELLON FOUNDATION; PRESIDENT EMERITA OF WHEATON COLLEGE, NORTON, MASSACHUSETTS.

                         - President of Wheaton College from 1975 to 1991

                         - Senior Fellow, The Andrew W. Mellon Foundation since
                           1991

                         - Director of the Bank since 1977

                         - Other Directorships:  Eastman Kodak Company, Champion
                           International

                           Corporation and AES Corporation

                         - Current Committees:  Compensation and Trust (Chair)


                         (8) Includes 1,000 shares which Ms. Emerson has the
                             right to acquire within 60 days under the Director Stock Option Plan, 905 shares deferred under the Director Stock Award Plan and 5,316 shares deferred under the Retirement Benefits Exchange Program.

                         DIRECTORS CONTINUING IN OFFICE
         TERMS EXPIRE AT THE 1999 ANNUAL STOCKHOLDERS' MEETING (CONT'D)

PHOTO
CHARLES K. GIFFORD
  Age 55
  Director since 1987


  Shares 400,339      (9)


                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE CORPORATION AND THE BANK.

                         - Elected President of the Corporation and the Bank in
                           1989, Chief Operating Officer of both in 1993, Chairman, President and Chief Executive Officer of both in 1995, Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of the Bank in 1996 and Chairman and Chief Executive Officer of both in December 1997

                         - Director of the Bank since 1987

                         - Other Directorships:  Massachusetts Mutual Life
                           Insurance Company and Boston Edison Company

                         - Current Committees:  Executive (Chair) and Board
                           Governance & Nominating


                         (9) Includes 181,161 shares which Mr. Gifford has the
                             right to acquire within 60 days under the Long-Term Incentive Plans, 44,067 restricted shares acquired under the Long-Term Incentive Plans as to which Mr. Gifford has sole voting but no investment authority, 414 shares held as custodian for two of his children, 984 shares owned by one of his children directly and 207 shares which he owns jointly with one of his children.


PHOTO
PAUL C. O'BRIEN
  Age 58
  Director since 1988



  Shares 7,810      (10)


                         PRESIDENT OF THE O'BRIEN GROUP, INC. (CONSULTING SERVICES IN COMMUNITY RELATIONS AND EXTERNAL AFFAIRS) AND CHAIRMAN OF THE BOARD OF VIEWTECH, INC.

                         - President and Chief Executive Officer of New England
                           Telephone and Telegraph Company from 1988 to 1993 and Chairman of the Board from 1993 to 1994

                         - President of The O'Brien Group, Inc. since 1995

                         - Chairman of the Board of ViewTech, Inc. since 1997

                         - Director of the Bank since 1988

                         - Other Directorships:  Cambridge NeuroScience, Inc.,
                           First Pacific Networks Inc., Shiva Corporation, The Registry, Inc. and ViewTech, Inc.

                         - Current Committees:  Audit and Community Investment


                         (10) Includes 1,000 shares which Mr. O'Brien has the
                              right to acquire within 60 days under the Director Stock Option Plan, and 2,241 restricted shares acquired under the Retirement Benefits Exchange Program as to which he has sole voting but no investment authority.



PHOTO
GLENN P. STREHLE
  Age 61
  Director since 1996


  Shares 8,830      (11)


                         VICE PRESIDENT FOR FINANCE AND TREASURER OF
                         MASSACHUSETTS INSTITUTE OF TECHNOLOGY.

                         - Treasurer of MIT since 1975, Vice President since
                           1986 and Vice President for Finance and Treasurer since 1994

                         - Director of BayBanks from 1979 to 1996

                         - Director of the Bank since 1996

                         - Other Directorships:  Liberty Mutual Insurance
                           Company and Property Capital Trust

                         - Current Committees:  Compensation and Board
                           Governance & Nominating


                         (11) Includes 1,000 shares which Mr. Strehle has the
                              right to acquire within 60 days under the Director Stock Option Plan, 174 restricted shares acquired under the Retirement Benefits Exchange Program as to which he has voting but no investment authority and 335 shares deferred under the Director Stock Award Plan.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2000 ANNUAL STOCKHOLDERS' MEETING

PHOTO
GARY L. COUNTRYMAN
  Age 58
  Director since 1982


  Shares 7,915      (12)


                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF LIBERTY MUTUAL INSURANCE COMPANY.

                         - President of Liberty Mutual Insurance Company from
                           1981 to 1992, Chief Executive Officer since 1987 and Chairman since 1991

                         - Director of the Bank since 1982

                         - Other Directorships:  Boston Edison Company, The
                           Neiman-Marcus Group, Inc., Harcourt General, Inc. and Alliance of American Insurers

                         - Current Committees:  Executive and Compensation
                           (Chair)


                         (12) Includes 1,000 shares which Mr. Countryman has the
                              right to acquire within 60 days under the Director Stock Option Plan and 3,987 shares deferred under the Retirement Benefits Exchange Program.


PHOTO
HENRIQUE DE CAMPOS
MEIRELLES
  Age 52
  Director since 1996


  Shares 97,960      (13)


                         PRESIDENT AND CHIEF OPERATING OFFICER OF THE
                         CORPORATION AND THE BANK.

                         - Served as General Manager of Brazil for the Bank from
                           1984 to 1994, elected Regional Manager of Brazil for the Corporation and the Bank in 1994, and President and Chief Operating Officer of both in 1996

                         - Director of the Bank since 1996

                         - Other Directorships:  Best Foods, Inc. and MasterCard
                           International

                         - Current Committees:  Executive, Board Governance and
                           Nominating, and Trust


                         (13) Includes 51,750 shares which Mr. Meirelles has the
                              right to acquire within 60 days under the Long-Term Incentive Plans and 30,078 restricted shares acquired under the Long-Term Incentive Plans as to which he has sole voting but no investment authority.


PHOTO
THOMAS R. PIPER
  Age 60
  Director since 1996


  Shares 7,922      (14)


                         LAWRENCE E. FOURAKER PROFESSOR OF BUSINESS
                         ADMINISTRATION, HARVARD UNIVERSITY GRADUATE SCHOOL OF BUSINESS ADMINISTRATION.

                         - Faculty member at Harvard since 1970

                         - Director of BayBanks from 1979 to 1996

                         - Director of the Bank since 1996

                         - Current Committees:  Audit and Community Investment


                         (14) Includes 1,000 shares which Mr. Piper has the
                              right to acquire within 60 days, under the Director Stock Option Plan, 174 restricted shares acquired under the Retirement Benefits Exchange Program as to which he has sole voting but no investment authority and 217 shares deferred under the Director Stock Award Program.

                         DIRECTORS CONTINUING IN OFFICE
         TERMS EXPIRE AT THE 2000 ANNUAL STOCKHOLDERS' MEETING (CONT'D)

PHOTO
FRANCENE S. RODGERS
  Age 51
  Director since 1997

  Shares 1,639      (15)

                         CHIEF EXECUTIVE OFFICER OF WORK/FAMILY DIRECTIONS, INC. (SERVICE AND CONSULTING FIRM ON EMPLOYEE COMMITMENT).

                         - Founder and Chief Executive Officer of Work/Family
                           Directions since 1983

                         - Trustee of Barnard College of Columbia University and
                           the National Academy of Human Resources

                         - Director of the Bank since 1997

                         - Current Committees: Audit and Community Investment


                         (15) Includes 1,000 shares which Ms. Rodgers has the
                              right to acquire within 60 days under the Director Stock Option Plan and 139 shares deferred under the Director Stock Award Plan.


PHOTO
JOHN W. ROWE
  Age 52
  Director since 1989


  Shares 6,041      (16)


                         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF UNICOM CORP. (CHICAGO-BASED ENERGY COMPANY).

                         - President and Chief Executive Officer of New England
                           Electric System from 1989 to February, 1998

                         - Chairman, President and Chief Executive Officer of
                           Unicom since March, 1998

                         - Director of the Bank since 1989

                         - Other Directorships: UNUM Corporation

                         - Current Committees: Executive and Board Governance & Nominating (Chair)


                         (16) Includes 1,000 shares which Mr. Rowe has the right
                              to acquire within 60 days, under the Director Stock Option Plan, 400 shares owned by his spouse, 904 shares deferred under the Director Stock Award Plan and 2,060 shares deferred under the Retirement Benefits Exchange Program.


PHOTO
WILLIAM C. VAN FAASEN
  Age 49
  Director since 1994


  Shares 3,410      (17)


                         PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BLUE CROSS AND BLUE SHIELD OF MASSACHUSETTS, INC. (NON-PROFIT HEALTH SERVICES COMPANY).

                         - Executive Vice President and Chief Operating Officer
                           of Blue Cross and Blue Shield of Massachusetts, Inc. from 1990 to 1992 and President and Chief Executive Officer since 1992

                         - Director of the Bank since 1994

                         - Current Committees:  Board Governance & Nominating
                           and Community Investment


                         (17) Includes 1,000 shares which Mr. Van Faasen has the
                              right to acquire within 60 days under the Director Stock Option Plan, and 864 shares deferred under the Retirement Benefits Exchange Program.

1997 MEETINGS AND STANDARD FEE ARRANGEMENTS OF THE CORPORATION'S BOARD AND COMMITTEES

    1997 Meetings -- During 1997, the Corporation's Board held eleven meetings. The Board has an Audit Committee, a Community Investment Committee, a Compensation Committee, a Board Governance and Nominating Committee, and an Executive Committee. Each member of the Executive, Audit, Compensation and Community Investment Committees of the Corporation is also a member of the corresponding committee of the Bank. No member of the Audit or Compensation Committees is an employee of the Corporation or its subsidiaries. In addition to the Bank committees noted above, the Board of Directors of the Bank has a Trust Committee, the members of which are appointed each year following the Bank's Annual Meeting of Stockholders.

    The Executive Committee of the Corporation, during the interval between the Corporation's Board meetings, may exercise all of the authority of the Corporation's Board, except those powers that are expressly reserved to the Board under law or the Corporation's By-Laws. The members of the Executive Committee are also members of the Executive Committee of the Bank and customarily hold joint meetings of both committees. The Executive Committee of the Corporation held six meetings in 1997.

    The functions of the Audit Committee include recommending the appointment of the Corporation's independent accountants, overseeing the duties of the Corporation's General Auditor and his or her staff and initiating and supervising examinations of the financial statements or activities of the Corporation. The committee also reviews the reports by bank regulatory authorities of their examinations of the Corporation and its subsidiaries and the reports of the General Auditor regarding his or her program of continuous financial or operational audits of the Corporation and its subsidiaries. In addition, the committee is responsible for reviewing matters associated with internal control and the management of risk. The members of the Corporation's Audit Committee are also members of the Audit Committee of the Bank and customarily hold joint meetings of both committees. The Audit Committee of the Corporation held five meetings in 1997.

    The responsibilities of the Compensation Committee of the Corporation include approving, or recommending to the Board for its approval, the compensation of top executives of several of the Corporation's subsidiaries, and discharging duties under various benefit and incentive compensation plans for employees of subsidiaries. The Bank's Compensation Committee has similar responsibilities, including approving, or recommending to its Board of Directors for approval, the compensation of certain senior executives of the Bank. In 1997, the Compensation Committee held five meetings.


    The Corporation's Board Governance and Nominating Committee is authorized to establish guidelines for Board composition and Director qualifications, review and recommend Director nominees, consider Director retirement, resignation and re-election issues, review committee assignments, evaluate compensation of non-employee Directors, assess the effectiveness of the Board and its committees, and act as an additional forum for dialogue between management and the Board of Directors. In 1997, the Board Governance and Nominating Committee held seven meetings.


    The Board Governance and Nominating Committee will consider candidates for appointment or election as Directors proposed by the Chairman and Chief Executive Officer or the President and Chief Operating Officer, by any other officer of the Corporation, or by any Director or Stockholder. In addition, Stockholders who wish to directly nominate candidates for the Corporation's Board must provide the Corporation with a timely written notice containing information about the candidate and the Stockholder making the nomination as required by the Corporation's By-Laws. Any such Stockholder should consult the By-Laws for the timing and other requirements of this notice. Stockholders seeking to propose candidates to the Board Governance and Nominating Committee or to nominate candidates directly should submit such proposals or the required notices in writing to the Clerk of the Corporation, at the address set forth above under "Voting Information."

    The Community Investment Committee of the Corporation reviews and oversees the policies of the Corporation's subsidiary banks relating to their responsibilities under the Community Reinvestment Act of 1977 and any similar federal or state laws or regulations. The members of the Community Investment Committee are also members of the Community Investment Committee of the Bank and customarily hold joint meetings of both committees. The Community Investment Committee of the Corporation held five meetings in 1997.


    The functions of the Trust Committee of the Bank include reviewing and approving general policies pertaining to the exercise of fiduciary powers by the Bank and overseeing the exercise of the Bank's fiduciary powers and policies. The Bank's Trust Committee held four meetings in 1997.

    In 1997, each Director attended at least 75% of the total number of meetings of the Corporation's Board and the committees of the Corporation's Board on which he or she served.


    Fee Arrangements -- Fees and retainers are paid only to Directors who are not officers of the Corporation or the Bank. An annual cash retainer of $17,500 is paid to each Director of the Corporation, along with a fee of $1,200 for attendance at each meeting of the Board and $1,000 for attendance at each Board committee meeting. The Chairmen of the Corporation's Audit, Compensation and Board Governance and Nominating Committees receive annual retainers of $8,000, $5,000 and $4,000, respectively. The Chairmen of the Corporation's Community Investment Committee and the Bank's Trust Committee each receive an annual retainer of $3,000. All annual retainers are prorated if a position is held for less than a year. The Directors do not receive additional fees or retainers for service on the Bank's Board of Directors or on the Bank's Audit, Compensation, Executive or Community Investment Committees (except that an additional attendance fee will be paid when a Bank Board or committee meeting is not held on the same day as the comparable Corporation Board or committee meeting).



    In addition to the fees noted above, each non-employee Director receives awards of Common Stock under the Corporation's Director Stock Award Plan. The Directors receive the awards twice a year, on January 1 and on July 1, in each case, for the preceding six-month period. The awards are based on the annual cash retainer in effect at the beginning of the applicable award period and each Director receives Common Stock having a fair market value equal to 50% of such retainer. Awards are prorated in the case of any Director who was not a Director for all of the preceding award period. Directors may elect annually to defer receipt of their stock awards under the Director Stock Award Plan for the following calendar year. The number of shares so deferred, together with dividend equivalents, will be credited to a share deferral account established for the Director.


    Non-employee Directors of the Corporation and the Bank may defer receipt of their cash fees and retainers pursuant to a deferral plan. Deferred amounts are generally paid to the Director when the Director's term expires or to the Director's beneficiary in the event of death. At the election of the Director, deferred accounts periodically are adjusted to reflect changes in the performance of the Corporation's Common Stock, are credited with interest at the Bank's IRA Money Market Rate or, subject to certain restrictions, are credited at a rate of interest equal to 130% of an average of certain ten-year U.S. Treasury Note rates. The Corporation and the Bank have established trusts for the payment of deferred Director fees (and for the payment of Director retirement benefits described below), which will be funded at the discretion of the Board of Directors or under circumstances constituting a change of control of the Corporation.

    Prior to 1997, each non-employee Director of the Corporation qualified for a retirement benefit from the Corporation after serving continuously for 60 months as a Director of the Corporation or the Bank, unless he or she resigned in order to serve on the board of an institution not affiliated with the Corporation. The annual retirement benefit equaled the annual Director cash retainer in effect at the Director's retirement or earlier death. The payments continued for a period equal to the length of the individual's service as a Director, and certain survivor benefits were provided. Upon a change of control of the Corporation, each non-employee Director would be fully vested in his or her retirement benefit. Future accruals under this plan were discontinued as of April 1, 1997. Directors with accrued benefits as of that date were given the choice under the Corporation's Retirement Benefits Exchange Program to maintain their current benefit or to convert the accrued amount to deferred or restricted shares of the Corporation's Common Stock. All of the Directors elected to convert their accrued benefits to deferred or restricted shares. The restrictions on the shares will lapse upon the Director's leaving the Board after having served continuously for 60 months as a Director of the Corporation, unless the Director resigns in order to serve on the board of an unaffiliated institution. To further align Director and Stockholder interests, the Corporation has adopted a Director stock option plan that provides for an annual grant of 1,000 options to each non-employee Director immediately following each Annual Stockholders' Meeting. The option exercise price is equal to the closing price of the Corporation's Common Stock on each grant date, and all options are fully vested upon grant and, except under certain circumstances, may be exercised at any time within ten years from the date of grant.


SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


    Shares owned by the Director nominees and the Directors whose terms of office expire in 1999 and 2000, including Messrs. Crozier, Gifford and Meirelles are described above under "Election of Directors." As of March 10, 1998, Messrs. Hogan and Warner beneficially owned 71,715 and 138,380 shares, respectively. Mr. Hogan's shares include 11,369 shares which he has a right to acquire within 60 days under the Long-Term Incentive Plans, 21,320 restricted shares acquired under the Long-Term Incentive Plans as to which he has sole voting but no investment authority and 7,398 shares owned by his spouse. Mr. Warner's shares include 101,600 shares which he has the right to acquire within 60 days under the Long-Term Incentive Plans, and 21,020 restricted shares acquired under the Long-Term Incentive Plans as to which he has voting but no investment authority. As of March 10, 1998, current Directors and Executive Officers, in the aggregate, beneficially owned 1.13% of the issued and outstanding shares of the Corporation's Common Stock. The number of shares of the Corporation's Common Stock beneficially owned by each Director or named Executive Officer does not equal or exceed 1% of the outstanding shares of the Corporation's Common Stock. In addition to the Corporation's Common Stock, the Corporation also has outstanding four series of nonvoting Preferred Stock. As of March 10, 1998, no Director or Executive Officer of the Corporation was the beneficial owner of any shares of the Corporation's Preferred Stock.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of December 31, 1997, to the Corporation's knowledge there was one Stockholder of the Corporation that held beneficial ownership of more than five percent (5%) of the Corporation's Common Stock.


                                                       SHARES OF COMMON STOCK     PERCENTAGE OF
                 NAME AND ADDRESS OF                     OWNED AND TYPE OF         COMMON STOCK
                  BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    BENEFICIALLY OWNED
                 -------------------                   ----------------------   ------------------
Oppenheimer Capital..................................        9,070,155(1)              6.2%
Oppenheimer Tower, World Financial Center
New York, New York 10281


---------------


(1) Information is based upon the Schedule 13G, filed March 10, 1998 by Oppenheimer Capital ("Oppenheimer") with the Securities and Exchange Commission. According to the Schedule 13G, Oppenheimer, in its capacity as investment adviser, has shared voting and investment power with respect to such shares.


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Corporation's Executive Officers and Directors, and any persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of securities with the Commission and the NYSE. Executive Officers, Directors, and greater than

10% Stockholders are required by Commission regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such reports received by it or written representations from certain reporting persons that no other reports were required, the Corporation believes that all Section 16(a) filing requirements applicable to its Executive Officers, Directors and 10% Stockholders were complied with during 1997.

COMPENSATION OF EXECUTIVE OFFICERS

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

    The Compensation Committee has prepared the following report for inclusion in this Proxy Statement:

Compensation Philosophy

    This report reflects the Corporation's compensation philosophy as endorsed by the Board of Directors and the Compensation Committee and resulting actions taken by the Corporation and the Bank for 1997, as shown in the various tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for Executive Officers of the Corporation and its affiliates. With regard to compensation actions affecting any Executive Officer who is also a Director of the Corporation, all of the non-employee members of the Board of Directors act as the approving body with respect to the recommendations of the Compensation Committee.

    Essentially, the Corporation has designed its executive compensation program to:

    -- Support a pay for performance policy that differentiates compensation amounts based on a discretionary evaluation of performance results in three basic areas: corporate, business unit and individual performance;

    -- Motivate key executives to achieve strategic business initiatives and reward them for their achievement;

    -- Provide compensation opportunities that are comparable to those offered by the Comparator Banks Group (as defined below), thus allowing the Corporation to compete for and retain talented executives who are critical to the Corporation's long-term success; and

    -- Align the interests of executives with the long-term interests of Stockholders through award opportunities that can result in the ownership of Common Stock.

    Each year, the Corporation participates in several compensation studies to determine the competitiveness of its executive compensation program. The comparator group used for this compensation analysis ("the Comparator Banks Group") covered a cross-section of large regional and money center banks in 1997, including those with a significant international presence. In 1998, the Comparator Banks Group was changed to a smaller group of banking organizations that more accurately reflect the Corporation's business mix and includes large banking organizations with significant international, corporate and investment banking business as well as large regional banking organizations. This group provides a relevant competitive frame of reference for executive positions.

    The banks in the Comparator Banks Group are also in the Keefe, Bruyette & Woods 50 Bank Index ("KBW 50") used in the Five-Year Stockholder Return comparison which is found at the end of the discussion of compensation of Executive Officers. The Compensation Committee believes that, while the KBW 50 provides a broad measure of investment performance in the banking industry, many of the companies included in such a published industry index do not reflect the Corporation's business mix or represent the Corporation's most direct competitors for executive talent. The Comparator Banks Group is a better reference point for both purposes.

    At present, executive compensation is composed of salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock and benefits typically offered to executives by the Comparator Banks Group. These key elements are designed to provide a competitive, well-balanced total compensation program which is supportive of the Corporation's strategies.

    The total compensation strategy adopted by the Compensation Committee for 1997 continued the practice for Executive Officers of placing more emphasis on long-term awards while slowing the rate of base salary growth. This direction is consistent with the Corporation's philosophy of placing a greater portion of the total compensation of key executives in the form of variable, performance-based incentives and less in the form of fixed base salary and benefits to better align the executives' interests with Stockholder interests.

Base Salary

    The purpose of base salary is to attract and retain key executives who are critical to the Corporation's long-term success by providing a basic level of income that recognizes the market value of the position as well as the individual's performance and experience. In 1997, average salaries were targeted to be no greater than the median of the Comparator Banks Group. Consistent with this policy, individual salary adjustments in 1997 were limited to those Executive Officers with salaries significantly below the median salaries paid by the Comparator Banks Group. For those individuals, salary adjustments were based on the following factors: the individual's personal contribution to business unit and corporate results, the individual's actual salary level relative to the median for comparable positions in the Comparator Banks Group and the Corporation's overall salary budget for the year. While no specific weighting is determined, all of these factors are important, with judgment exercised by the Compensation Committee in determining individual salary adjustments. In setting salaries for 1997, the Compensation Committee reviewed Comparator Banks Group data for 1996. According to this data, salaries for 1997 were within the range targeted by the Compensation Committee.

Annual Bonus

    Bonuses are awarded under the Corporation's Performance Recognition Opportunity Plan (the "Performance Plan"). The purpose of the Performance Plan is to reward and motivate executives for the achievement of strategic business initiatives in a given year in support of a pay for performance philosophy. This philosophy differentiates compensation based on the Compensation Committee's discretion in evaluating results in three basic areas: business unit, corporate, and individual performance. Target awards for achieving expected performance are established for each executive's position. Targets are set within a range around the median annual bonus payouts for comparable positions in the Comparator Banks Group. Actual awards may be above or below target depending on performance. Performance is measured primarily on results achieved against internal and external goals. The Compensation Committee established internal goals for 1997 for return on equity, earnings per share, the operating ratio (the ratio of noninterest expense to total revenue), and cost savings from the integration of acquired banks. In addition, the Compensation Committee established external goals for return on equity, earnings per share growth, market-to-book value, operating ratio and credit quality (which for the Corporation is based on a measure of the Corporation's lower quality exposures) which are measured in comparison to the Comparator Banks Group. These goals were not specifically weighted in terms of relative importance. The Compensation Committee may also review other internal and external criteria in determining the

Corporation's performance and individual awards. In setting bonus awards for 1997, the Compensation Committee reviewed Comparator Banks Group data regarding annual bonuses paid in 1997 for performance in 1996. According to this data, bonuses for 1997 were in the range targeted by the Compensation Committee.

Long-Term Stock Incentive

    Stock options and restricted stock were granted in 1997 under the Corporation's 1996 Long-Term Incentive Plan. The purpose of the 1996 Plan is to create and enhance significant ownership of the Common Stock of the Corporation by key officers and employees and to provide a focus on the achievement of future long-term results by aligning the interests of executives with the interests of Stockholders through the use of stock awards. Consistent with the total compensation strategy adopted by the Compensation Committee for 1977, stock awards made to Executive Officers who were members of the Corporation's Policy Council in 1997 were targeted to be at the seventy-fifth percentile of stock awards to executives in comparable positions within the Comparator Banks Group.


    To further reinforce the Corporation's philosophy of promoting shareholder value, the vesting of shares of restricted stock awarded in 1997 was dependent, in part, on the Corporation's stock price performance. At the time these shares were awarded, the closing price of the Corporation's Common Stock was $69.625. The vesting provisions require continued employment and state that 75% of the shares will become free of all restrictions after the Corporation's stock price reaches $91 (subject to a minimum two-year vesting period). The remaining 25% of the shares will become free of all restrictions after the stock price reaches $106 (subject to a minimum two-year vesting period). In December 1997, the first price hurdle of $91 per share was achieved. Therefore, 75% of the shares will vest on January 23, 1999 for recipients who continue to be employed on that date.


    In granting or recommending the grant of stock awards to Executive Officers in 1997, the Compensation Committee took into account the executive's level of responsibility and potential for enhancing, through stock price appreciation, the long-term interests of Stockholders, as well as the practices of the Comparator Banks Group as verified by annual external surveys. The Compensation Committee did not consider the amount of stock options or restricted stock already held by Executive Officers when it granted individual stock awards in 1997.

Stock Ownership Guidelines

    Stock ownership guidelines apply to the Executive Officers named in the Summary Compensation Table and certain other executives in charge of core businesses or corporate-wide support areas. The stock ownership guidelines represent minimum levels of ownership of the Corporation's Common Stock and are expected to be achieved over a five-year period. The guidelines, which were put in place in 1995, vary by organizational level and range from three to five times salary.

Chief Executive Officer Compensation for 1997

    The Board of Directors did not increase Mr. Gifford's base salary during 1997. This action supported the philosophy of placing more emphasis on long-term incentives and less on base salary. In reviewing Mr. Gifford's salary, the Compensation Committee considered market base salary data for the Comparator Banks Group provided by an independent consulting firm.

    The Compensation Committee established goals for 1997 which are identified above under the heading "Annual Bonus." These goals, as well as the development and execution of strategy, provided a basis for the bonus award to Mr. Gifford. In terms of relative importance, equal weight was placed on performance versus internal goals, external financial comparisons and the development and execution of strategy. All of these criteria represented important factors, with judgment exercised by the Compensation Committee in conducting a thorough assessment of the 1997 results of the Corporation. Performance in the aggregate exceeded expectations. The Compensation Committee also considered Comparator Banks Group bonus data provided by an independent consulting firm. Based on these factors, Mr. Gifford was awarded a bonus of $2,500,000 for 1997 performance.

    Mr. Gifford was also awarded 73,100 stock options and 12,900 shares of Performance Restricted Stock in 1997. These long-term stock incentive awards support the Compensation Committee's objective of aligning executive and Stockholder interests by linking Mr. Gifford's compensation to the longer term performance of the Corporation, consistent with the practices of the Comparator Banks Group.

Deductibility of Executive Compensation under the Internal Revenue Code


    Under the provisions of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), a publicly held corporation may not deduct in any taxable year compensation in excess of $1 million paid to its Chief Executive Officer or its four other most highly compensated officers, subject to a number of exceptions. Internal Revenue Service ("IRS") regulations and transition rules of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") specify certain conditions which, if satisfied, will permit the deductibility of compensation even if it exceeds $1 million. The 1996 Long-Term Incentive Plan was designed to exempt stock options, performance-based restricted stock and certain other awards from the deductibility limits of Section 162(m). The Corporation believes that its other stock option and stock incentive plans satisfy the conditions of Section 162(m).



    The tax impact of any compensation arrangement is a factor taken into consideration by the Committee in determining the actual cost of a compensation award. As part of its compensation philosophy, the Committee works to balance the effectiveness of a compensation award with the materiality of any possible tax deduction. From time to time the Committee has determined, and may in the future determine, that it is appropriate to authorize a compensation award that is not fully deductible if the cost of the compensation is outweighed by the goals of the Corporation's overall market and performance-based compensation philosophy and the best interests of the Corporation's Stockholders.


    This report was submitted by the Compensation Committee, which consists of the following non-employee Directors:

Gary L. Countryman, Chairman         Alice F. Emerson         Thomas B. Wheeler
                       William F. Connell           Glenn P. Strehle

February 19, 1998

                 EXECUTIVE COMPENSATION TABLES AND INFORMATION

    The tables that appear below, along with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as determined by the Commission's requirements. All the data regarding values for stock options and grants of restricted stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Corporation and the price of the Corporation's Common Stock. All year-end values shown in these tables for outstanding stock options and restricted stock reflect a price of $93.9375 per share, which was the closing price of the Corporation's Common Stock on December 31, 1997, as reported in the "New York Stock Exchange Composite Transactions" section of the Eastern Edition of The Wall Street Journal.

    The following table displays compensation information for the past three fiscal years for the named Executive Officers. With respect to Mr. Crozier, the table shows the amount paid by the Corporation in 1997 and in 1996 (after the Corporation's acquisition of BayBanks, Inc.) and by BayBanks, Inc. (prior to the acquisition).


                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION(1)                     LONG-TERM COMPENSATION
                                    ------------------------------------   ---------------------------------------------
                                                                                              AWARDS
                                                                           ---------------------------------------------
                                                            OTHER ANNUAL   RESTRICTED     SECURITIES        LONG-TERM
         NAME AND                                           COMPENSATION     STOCK        UNDERLYING      INCENTIVE PLAN
   PRINCIPAL POSITION(7)     YEAR    SALARY     BONUS(2)        (3)        AWARDS(4)     OPTIONS/SARS       PAYOUTS(5)
---------------------------  ----   --------   ----------   ------------   ----------   ---------------   --------------
C.K. Gifford...............  1997   $800,000   $2,500,000     $     --            --(8)  146,555 shs.(9)     $271,181
 Chairman & CEO              1996    800,000    1,800,000      389,832            --(8)    131,033(9)         721,406
                             1995    707,884    1,500,000           --      $372,125       106,757(9)         645,469
W.M. Crozier, Jr...........  1997    800,000    1,875,000           --            --(8)        25,500              --
 Chairman Emeritus           1996    728,526      903,841           --            --               --              --
H.C. Meirelles.............  1997    600,000    2,000,000      471,773            --(8)        59,500         818,015
 President & COO             1996    330,122    1,600,000      199,496            --(8)        44,000              --
                             1995    285,609    1,300,000      153,066        80,500           11,200         211,856
P.F. Hogan.................  1997    323,077    1,500,000           --            --(8)     41,394(9)          67,832
 Vice Chairman               1996    250,000      350,000           --            --(8)     34,893(9)         180,319
                             1995    244,615      250,000           --        91,600        15,248(9)         215,156
B.H. Warner................  1997    285,192    1,250,000           --            --(8)        17,000          67,832
 Executive                   1996    245,000      300,000           --            --(8)        21,250         180,320
 Vice President              1995    242,308      225,000           --        91,600(8)        12,800         215,156


                               PAYOUTS
                             ------------
                              ALL OTHER
         NAME AND            COMPENSATION
   PRINCIPAL POSITION(7)         (6)
---------------------------  ------------
C.K. Gifford...............    $ 67,350
 Chairman & CEO                  62,593
                                 32,230
W.M. Crozier, Jr...........     115,030
 Chairman Emeritus               91,419
H.C. Meirelles.............      45,757
 President & COO                226,258
                                     --
P.F. Hogan.................      20,953
 Vice Chairman                   17,579
                                 10,967
B.H. Warner................      11,614
 Executive                        9,969
 Vice President                   9,711

---------------

(1) Salary and bonus amounts include portions deferred under the Corporation's Non-Qualified Deferred Compensation Plan for Executives (the "Deferral Plan") or pursuant to the Corporation's Thrift-Incentive 401(k) Plan (the "Thrift Plan").

(2) Bonus amounts shown were awarded under the Performance Plan for performance during the year indicated.


(3) During the years covered by the table, none of the named Executive Officers, except for Messrs. Gifford and Meirelles, received perquisites or other personal benefits in an amount sufficient to require reporting under the Commission's rules. For 1997, includes $471,773, representing amounts related to Mr. Meirelles' relocation from Brazil to the United States, including temporary housing costs, the benefits of an interest-free loan from the Corporation for the purchase and improvement of his residence and the payment by the Corporation of certain expenses related thereto. (See "Interests of Directors and Executive Officers in Certain Transactions.") The 1996 amounts shown for Messrs. Gifford and Meirelles include the following tax offset payments in connection with the exercise of certain stock options under the Corporation's 1986 Stock Option Plan: Mr. Gifford, $389,832; and Mr. Meirelles, $6,977. The 1996 amount shown for Mr. Meirelles also includes $54,000 representing compensation attributable to Mr. Meirelles as a result of a rent-free lease of a residence to him by the Corporation while he resided in Brazil.


(4) The values shown for the 1995 grant are based on the closing price of the Corporation's Common Stock on the date of grant, rather than the year-end closing price.

    As of December 31, 1997, each of the named Executive Officers held the following number of restricted shares having the corresponding year-end market values:

                                                                   AS OF DECEMBER 31, 1997
                                                              ----------------------------------
                                                              TOTAL NUMBER
                                                              OF RESTRICTED       AGGREGATE
                            NAME                               SHARES HELD       MARKET VALUE
                            ----                              -------------      ------------
C.K. Gifford................................................        27,300         $2,564,494
W.M. Crozier, Jr............................................         4,500            422,719
H.C. Meirelles..............................................        13,434          1,261,956
P.F. Hogan..................................................         8,300            779,681
B.H. Warner.................................................         6,800            638,775


    These shares represent the unvested portions of (i) restricted shares or restricted share units that vest following the passage of time ("Time Lapse Restricted Stock") awarded in 1993 and 1995 and (ii) restricted shares or restricted share units that vest upon the attainment of certain stock price performance targets and the passage of a certain time period ("Performance Restricted Stock") awarded in 1997. The Time Lapse Restricted Stock has vested or will vest in installments of one-third on each of the third, fourth and fifth anniversaries of the grant date if the Executive Officer is then employed by an affiliate of the Corporation, subject to earlier vesting in the event of death, retirement or disability. Following vesting, certain of these shares remain subject to transferability restrictions for up to 10 years after the grant date. The Compensation Committee may remove or modify the restrictions on restricted stock at any time. In addition, the restrictions on both Time Lapse and Performance Restricted Stock would automatically lapse upon a change of control of the Corporation. Dividends are paid on Time-Lapse Restricted Stock to the same extent as they are paid on the Corporation's Common Stock generally. Dividends accrue on shares of Performance Restricted Stock, but will not be paid to the executive unless the shares vest.


 (5) Represents the dollar value of vested shares of Performance Restricted Stock, calculated by multiplying the closing price of the Corporation's Common Stock on the date the vesting occurred by the number of shares or units that vested on that date.


 (6) The 1997 amounts include matching employer contributions and credits under the Thrift Plan and the Deferral Plan for the named Executive Officers as follows: Mr. Gifford, $32,000; Mr. Crozier, $32,000; Mr. Meirelles, $23,077; Mr. Hogan, $12,923; and Mr. Warner, $11,408. The 1997 amounts also include interest credited on previously earned salary and bonuses deferred under the Deferral Plan or similar arrangements, to the extent such credits were made at a rate that exceeded a rate determined by the Commission's rules, as follows: Mr. Gifford, $35,350; Mr. Crozier, $10,407; Mr. Meirelles, $22,680; Mr. Hogan, $8,030; and Mr. Warner, $206. With respect to Mr. Crozier, the 1997 and 1996 amounts consist of the dollar value of stock and cash payments made under BayBanks' Employee Stock Ownership Plan and Profit Sharing Plan and related Excess Benefit Plans for each year. The 1996 amount shown for Mr. Meirelles also includes a one-time accrual of $225,000 to a deferred compensation account in his name, stemming from his relocation from Brazil to the United States. This amount will accrue interest at the rate set forth in the Deferral Plan, and will be paid to Mr. Meirelles following retirement or other termination of employment in accordance with the provisions of that Plan.



 (7) Mr. Crozier served as Chairman of the Board of the Corporation and Senior Chairman of the Bank until December 31, 1997. Mr. Gifford held the title of Chief Executive Officer of the Corporation and the Bank until December 31, 1997, after which he became Chairman and Chief Executive Officer of both.


 (8) Awards of Performance Restricted Stock in 1997 and 1996 are not reported as "Restricted Stock Awards" because of their performance-based conditions on vesting. The 1997 awards are reported below in the "Long-Term Incentive Plans -- Awards in 1997" table, and the portion of those awards that were not vested at year-end are included in the year-end restricted stock holdings shown above in footnote 4. The 1996 Performance Restricted Stock awards have all vested and have been released to the named Executive Officers.

 (9) Includes "reload" option grants. See footnote 2 to the "Option Grants in 1997" table.

                            STOCK-BASED COMPENSATION

    The following table provides details regarding stock options granted to the named Executive Officers in 1997 under the 1996 Plan, including "reload" option grants related to the exercise of stock options previously granted under the 1991 Plan (see footnote 2). In addition, in accordance with the Commission's rules, this table shows hypothetical gains on a pre-tax basis, or "option spreads," that would exist for the respective options granted in 1997 to the named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting stock prices for the options granted on January 23, 1997 (expiration date of January 23, 2007) would be $113.41 at a 5% rate of appreciation and $180.59 at a 10% rate of appreciation.

                             OPTION GRANTS IN 1997


                                                                                                   POTENTIAL
                                                                                                REALIZABLE VALUE
                                                INDIVIDUAL GRANTS                                  AT ASSUMED
                           -----------------------------------------------------------          ANNUAL RATES OF
                              NUMBER OF        % OF TOTAL                                         STOCK PRICE
                             SECURITIES         OPTIONS                                         APPRECIATION FOR
                             UNDERLYING        GRANTED TO     EXERCISE                            OPTION TERM
                           OPTIONS GRANTED     EMPLOYEES        PRICE       EXPIRATION    ----------------------------
          NAME                (1)(2)(3)         IN 1997      ($/SH.)(4)      DATE(5)          5%               10%
          ----             ---------------     ----------    ----------     ----------        --               ---
C.K. Gifford.............      73,100shs.           4.91%     $ 69.625       1/23/07      $3,200,814        $8,111,492
                                8,662(6)             .60       86.5625       2/27/02         187,057           409,340
                                4,948(6)             .33       86.5625       2/25/03         133,461           299,664
                               19,146(6)            1.29       86.5625       1/27/04         616,283         1,417,889
                                2,024(6)             .14       86.5625       4/11/01          34,479            73,773
                               17,195(6)            1.16       86.5625       1/26/05         655,293         1,548,794
                               21,480(6)            1.44       86.5625       1/25/06         952,113         2,313,074
W.M. Crozier, Jr.........      25,500(7)            1.71        69.625       1/01/01         376,424           809,737
H.C. Meirelles...........      59,500               4.00        69.625       1/23/07       2,605,314         6,602,377
P.F. Hogan...............      25,500               1.71        69.625       1/23/07       1,116,563         2,829,590
                                4,487(6)             .30        75.875       1/26/05         155,988           371,160
                                  910(6)             .06        75.875       2/27/02          18,294            40,270
                                6,126(6)             .41        75.875       1/25/06         246,762           603,617
                                  642(6)             .04        75.875       4/11/01          10,305            22,163
                                1,209(6)             .08        75.875       2/25/03          30,075            67,944
                                2,520(6)             .17        75.875       1/27/04          74,365            83,701
B.H. Warner..............      17,000               1.14        69.625       1/23/07         744,375         1,886,393


---------------

(1) In general, 50% of these stock options are exercisable one-year from the date of grant and the remaining 50% vest and become exercisable two years after the date of grant. The Compensation Committee may accelerate the exercisability of stock options, in whole or in part, at any time. In addition, the exercisability of stock options would automatically accelerate upon a change of control of the Corporation.

(2) These stock options have a replenishment provision which provides for a "reload" option grant if an optionee uses previously acquired shares of the Corporation's Common Stock to pay the exercise price of a stock option. The reload option granted will equal the number of whole shares tendered, and the new exercise price will be the closing price of the Corporation's Common Stock on the date the underlying stock option is exercised. The new option will have the same vesting schedule and expiration date as the original option.

(3) These options are transferable to members of the Executive Officer's immediate family or to certain entities established for the benefit of such family members. No options have been transferred to date.

(4) The exercise price of all stock options may be no less than the closing price of the Common Stock on the date of the grant.

(5) All stock options expire 10 years after the date of grant, except as otherwise noted.

(6) "Reload" option grants. See footnote 2 above.


(7) Mr. Crozier's options expire three years following his retirement date. As a result, his potential realizable value has been calculated based upon an option term of approximately 4 years, instead of 10 years.

    The following table shows stock option exercises by the named Executive Officers during 1997, including the aggregate value realized upon exercise. This represents the excess of the fair market value over the purchase price at time of purchase. In addition, this table includes the number of shares underlying both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1997. Also reported are the values of "in-the-money" options, which reflect the positive spread between the exercise price of any such existing stock options and the year-end per share price of the Common Stock of $93.9375.

      AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END 1997 OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SHARES                        OPTIONS AT YEAR-END               AT YEAR-END
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                            EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------    --------     -----------   -------------   -----------   -------------
C.K. Gifford.................    143,290     $ 6,044,718     132,546shs.    163,069shs.  $8,078,611     $4,260,296
W.M. Crozier, Jr.............    245,046      11,668,027      25,500         --             619,969        --
H.C. Meirelles...............     --             --           22,000         81,500         818,125      2,264,719
P.F. Hogan...................     30,884       1,137,057      20,705         47,136       1,084,322      1,352,097
B.H. Warner..................      3,000         180,188      82,475         27,625       5,745,277        946,555

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1997

    The following table shows the number of shares of Performance Restricted Stock awarded to each named Executive Officer in 1997 under the 1996 Plan, together with the maximum performance period applicable to those awards:

                                                                                     STOCK
                                                                MAXIMUM           PERFORMANCE
                                                             PERFORMANCE OR          GOAL
                                                              OTHER PERIOD     -----------------
                                               NUMBER OF    UNTIL MATURATION     75%      100%     PRICE ON DATE
NAME                                            SHARES        OR PAYOUT(1)     VESTING   VESTING     OF GRANT
----                                           ---------    ----------------   -------   -------   -------------
C.K. Gifford.................................   12,900     January 23, 2001     $ 91      $106        $69.625
W.M. Crozier, Jr.(2).........................    4,500     January 23, 2001       91       106         69.625
H.C. Meirelles...............................   10,500     January 23, 2001       91       106         69.625
P.F. Hogan...................................    4,500     January 23, 2001       91       106         69.625
B.H. Warner..................................    3,000     January 23, 2001       91       106         69.625

---------------


(1) Vesting provisions for shares of Performance Restricted Stock require continued employment and state that (i) if the price of the Corporation's Common Stock reaches or exceeds the first price hurdle for two consecutive trading days on or before the designated date, 75% of the shares awarded will vest (subject to a minimum two-year vesting period) and (ii) if the Corporation's stock price reaches or exceeds the second price hurdle for two consecutive trading days on or before the designated date, the remaining 25% of the shares awarded will vest (subject to a minimum two-year vesting period). In general, the Executive Officer's death, retirement or disability will not affect his or her right to receive shares of Performance Restricted Stock that subsequently vest. If the Executive Officer dies, retires or becomes disabled after one or both price hurdles have been met but before the minimum two-year vesting period has passed, a portion of the shares will be delivered to the Executive Officer or his or her estate free of restrictions. If the Executive Officer's employment terminates for any other reason or if the price hurdles are not met prior to January 23, 2001, the shares (as well as accrued dividends on those shares) will be forfeited. In December 1997, the first price hurdle of $91 per share was achieved. Therefore, 75% of the shares will vest on January 23, 1999 for recipients who continue to be employed on that date.



(2) Upon Mr. Crozier's retirement, 50% of these shares became fully vested. With respect to the remaining 2,250 shares, 1,125 shares will vest on January 23, 1999 and the remaining 1,125 shares will vest if the second price hurdle of $106 per share is achieved (subject to a minimum two-year vesting period).

                                RETIREMENT BENEFITS

    The following table shows the years of service and the estimated annual retirement benefits payable at the Corporation's normal retirement age of 65 (other than for Mr. Crozier) to each of the named Executive Officers in the form of a single lifetime annuity based on: current salary, estimated future bonuses, and an assumed future annual interest credit rate of 6.0% on each individual's cash balance account, converted to an annuity at the rate of 7.0%:

                                                              PRIOR YEARS OF      ESTIMATED ANNUAL
                                                             SERVICE AT AGE 65   RETIREMENT BENEFITS
                                                             -----------------   -------------------
C.K. Gifford................................................        41                $889,664
W.M. Crozier, Jr.(1)........................................        35                 981,619
H. C. Meirelles.............................................        36                 342,708
P.F. Hogan..................................................        36                 341,978
B.H. Warner.................................................        41                 487,062

---------------
(1) The retirement benefit for Mr. Crozier, as provided in his consulting agreement, will be calculated under the BayBanks Supplemental Executive Retirement Plan formula. Mr. Crozier's years of service and retirement benefits payable are calculated in accordance with the terms of the consulting agreement, which is described below. The amount shown in the table above has been estimated based on service through year-end 1998, as the agreement provides.

    The estimates shown (other than for Mr. Crozier) reflect the cash balance formula discussed below computed as a single lifetime annuity. Credits are made annually to an individual's account at a rate ranging from zero to 8.0% of the Executive Officer's salary and bonus (as reported in the Summary Compensation Table), depending on the individual's years of service. The maximum annual credit is made for an individual with over 20 years of service, and no credit is made for an individual with less than one year of service. In addition, interest ranging from a minimum of 5.5% to a maximum of 10% will be credited annually on an individual's beginning-of-the-year account balance. Subject to these minimum and maximum percentages, the interest credit percentage will represent the average three-month Treasury Bill rate for the prior calendar year plus 0.5%. These benefits are provided under a combination of the Bank's tax-qualified retirement plan and supplemental plans. The supplemental plans provide retirement income payments to cover benefits not payable under the tax-qualified plan due to limitations imposed by tax law and the exclusion of bonus awards earned prior to 1997 from the basic retirement plan formula.

    On January 1, 1997, accrued benefits earned under a prior plan formula were converted to a lump sum amount and added to the individual's existing cash balance account. This portion of the cash balance account will continue to grow with increases in eligible compensation.

                          SUPPLEMENTAL DEATH BENEFITS

    Under an executive life insurance plan adopted by the Bank in 1982, certain of its then senior executives were provided with supplemental post-retirement death benefits. As a result of tax law changes, the plan was revised in 1986 to discontinue this benefit. Executives who were active participants in the plan at the time of its discontinuance became eligible for a replacement benefit under a new program. Under the replacement program, the Bank provides post-retirement death benefits of up to $1,000,000, increased for tax liability. In order to receive this full supplemental benefit, the executive must have 10 years of service and retire after age 62. The benefit is reduced to 90% if retirement occurs at age 61, and to 80% at age 60. If retirement occurs before age 60, there is no supplemental benefit. Mr. Gifford is the only active executive still eligible to receive this benefit.

                              CONSULTING AGREEMENT


    In connection with Mr. Crozier's retirement as Chairman of the Board of Directors, the Corporation entered into a consulting agreement with him which supersedes his previous Employment Agreement. Pursuant to this Consulting Agreement, which extends through December 31, 1998, Mr. Crozier will receive a monthly fee of $222,917. For purposes of all retirement plans, Mr. Crozier will be deemed to have commenced retirement on January 1, 1998 and will be entitled to receive benefits immediately. For purposes of determining Mr. Crozier's benefits under such plans, he will be deemed to have been employed until the end of 1998, and his benefits will be based on compensation that includes his consulting fees. Mr. Crozier also will be eligible for participation in, and will receive all benefits that were available to him prior to retirement under the Corporation's welfare benefit plans. For purposes of the Corporation's stock incentive plans, Mr. Crozier will be deemed to have commenced retirement on January 1, 1998 and will be entitled to exercise any or all options within three years after his retirement. Mr. Crozier's agreement provides for the continuation of certain fringe benefits available to him prior to retirement.



    Mr. Crozier's agreement also provides that, if his consulting services are terminated by the Corporation or if he should die or become disabled, he will be entitled to receive, among other things, an amount equal to the product of the number of months from the date of his termination, death or disability, until December 31, 1998 and the monthly fee described above. Mr. Crozier has agreed that, during the term of the consulting agreement, he will maintain the confidentiality of all information related to the Corporation, and he will not compete with the Corporation or any of its subsidiaries in certain activities in New England. During the term of the agreement, Mr. Crozier has also agreed to waive all compensation to which he would otherwise be entitled as a Director of the Corporation. It is the intent of the Corporation and Mr. Crozier that none of the payments under the agreement constitute parachute payments within the meaning of Section 280G of the Code. However, in the event any payments received under this agreement are subjected to the excise tax imposed under Section 4999 of the Code, Mr. Crozier will receive an additional payment to restore him to the same after-tax position in which he would have been had the excise tax not been imposed. Such an additional payment will be made only if, as a result, Mr. Crozier's after-tax benefit will be equal to at least 110% of the after-tax benefit that he would have received if the original payment had been reduced to an amount not subject to the excise tax.


                              SEVERANCE AGREEMENTS

    The named Executive Officers (excluding Mr. Crozier) have severance agreements which provide that if termination of employment occurs within the three-year period following a change of control of the Corporation and such termination is by the Corporation for other than "cause" or by the Executive Officer for "good reason," the Executive Officer will be entitled to receive, among other things, (i) an amount equal to two or three times the sum of the Executive Officer's annual salary and his or her average annual bonus for the three preceding years, (ii) an amount equal to the cost to the Bank to provide life, disability, accident and health insurance benefits for two or three years, and (iii) service credit accruing for two or three years under the Bank's retirement plan, the Thrift Plan and certain supplemental plans. These severance agreements provide no benefits prior to a change in control. In the event any payments received under these agreements are subjected to the excise tax imposed under Section 4999 of the Code, each agreement provides for an additional payment to the executive to restore him or her to the same after-tax position in which he or she would have been had the excise tax not been imposed. However, an additional payment will be made only if, as a result, the executive's after-tax benefit will be equal to at least 110% of the after-tax benefit that he or she would have received if the original payment had been reduced to an amount not subject to the excise tax.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Ms. Emerson and Messrs. Connell, Countryman, Strehle and Wheeler served as members of the Compensation Committee during 1997. None of these individuals had any transactions or relationships with the Corporation in 1997 requiring specific disclosure under the Commission's rules. For a general description of the types of transactions and relationships Directors and Executive Officers of the Corporation and their associates may have had with the Corporation and/or its subsidiaries during 1997, see "Interests of Directors and Executive Officers in Certain Transactions." During 1997, there were no "interlocking" or cross-board memberships that are required to be disclosed under the Commission rules, except for the following:

     -- Mr. Gifford was a Director of Massachusetts Mutual Life Insurance
        Company ("Mass Mutual") (but not a member of Mass Mutual's compensation committee); Mr. Wheeler, Chairman and Chief Executive Officer of Mass Mutual, was a Director and member of the Corporation's Compensation Committee.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

    The following table compares the total return on the Corporation's Common Stock over the last five years to the KBW 50 and the S&P 500. The KBW 50 is comprised of 50 of the nation's largest banks, including all money-center and most major regional banks. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

               COMPARISONS OF FIVE-YEAR TOTAL STOCKHOLDER RETURNS

                          [PERFORMANCE GRAPH OMITTED]

                   MEASUREMENT PERIOD                        BANKBOSTON
                 (FISCAL YEAR COVERED)                      CORPORATION          KBW 50           S&P 500
12/92                                                          $100              $100              $100
12/93                                                            92               106               110
12/94                                                           107               100               112
12/95                                                           198               160               153
12/96                                                           283               227               189
12/97                                                           424               332               251

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN CERTAIN TRANSACTIONS


    In 1997, the Corporation entered into an agreement with Mr. Meirelles related to his relocation from Brazil. Under its terms, the Corporation agreed to loan Mr. Meirelles up to $3.7 million in connection with his purchase and improvement of a residence in Massachusetts. At December 31, 1997, the outstanding balance on the loan was approximately $2.5 million. The loan has a maturity of 14 years and is interest free until such time as Mr. Meirelles ceases to be a full time employee of the Corporation or until six months after his death or permanent disability. If Mr. Meirelles' employment terminates, other than for cause, more than three years from the date of the agreement or at any time by reason of his death, disability or a change of control of the Corporation, the loan must be repaid within one year from such date. A termination within three years from the date of the agreement, other than for cause, death or disability or change of control, would obligate Mr. Meirelles to repay the loan within six months of such date. Mr. Meirelles may also elect to pre-pay the loan at any time during the course of his employment. The repayment amount due in each instance would be the lesser of
(i) the outstanding principal balance on the loan plus interest from the date of termination or (ii) the fair market value of the property. If Mr. Meirelles' employment is terminated for cause, the loan would become immediately due and payable, and he would be required to pay the fair market value of the property plus interest from the date of termination.

    Under the terms of the agreement, Mr. Meirelles is responsible for all expenses related to the property with respect to insurance, utilities and household employees. The Corporation has agreed to pay all other expenses related to operating, repairing and maintaining the property. The Corporation also provided certain furnishings for the property, which Mr. Meirelles has the option to purchase at their appraised value upon repayment of the loan. To the extent that the value of owning and operating the house and providing the furnishings (and upon repayment, any excess in the loan balance over the repayment amount) are required to be imputed as income to Mr. Meirelles for federal and state tax purposes, the Corporation has agreed to provide Mr. Meirelles with a tax protection payment and a gross-up of such amount to cover applicable taxes.

    In addition to the foregoing transaction between Mr. Meirelles and the Corporation, some Directors and Executive Officers of the Corporation and their associates were customers of and had transactions with or involving the Bank and/or one or more of the Corporation's other subsidiaries in the ordinary course of business during 1997. Additional transactions may be expected to take place in the ordinary course of business in the future. Some of the Corporation's Directors are directors, officers, trustees or principal security holders of corporations or other organizations that were customers of, or had transactions with, the Bank and/or one or more of the Corporation's other subsidiaries in the ordinary course of business during 1997.

    The outstanding loans and commitments to, and other financial transactions with, any Director or Executive Officer of the Corporation or to or with persons or business entities affiliated with any Director or Executive Officer of the Corporation were made by the Bank in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In addition to banking and financial transactions, the Bank and other subsidiaries of the Corporation, but not the Corporation itself, have had additional transactions with, or have used products or services of, various organizations of which Directors of the Corporation are directors or officers. The amounts involved have in no case been material in relation to the business of the Bank or other subsidiaries of the Corporation, and it is believed that they have not been material in relation to the business of such other organizations. It is expected that the Bank and other subsidiaries of the Corporation will continue to have similar transactions with, and use products or services of, such organizations in the future.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

                                 (PROXY ITEM 2)

    The firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") has been selected by the Corporation's Board, subject to ratification by the Stockholders, to be the Corporation's independent auditors for 1998. Coopers & Lybrand, independent certified public accountants, has served as independent auditors of the Bank and its subsidiaries since 1969, and of the Corporation since it commenced activity in 1971, and has significant experience in bank accounting and auditing. Neither the firm nor any of its partners has any direct or indirect financial interest in, or any connection (other than as independent auditors) with, the Corporation or the Bank or any of the Corporation's other subsidiaries. Representatives of Coopers & Lybrand are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.


    The consolidated financial statements of the Corporation for the year ended December 31, 1997 have been audited and reported upon by Coopers & Lybrand. In connection with its independent audit function during 1997, Coopers & Lybrand also reviewed certain filings with the Commission, audited the financial statements of certain subsidiaries and affiliates and issued reports in specific areas. In addition, Coopers & Lybrand and its affiliates performed certain non-audit services including (i) consultations with the Corporation and its subsidiaries regarding stock option plans, systems, policies and procedures, internal controls, and potential mergers, acquisitions and divestitures; (ii) reviews of certain tax returns; (iii) record keeping and other services related to the benefit and compensation plans of the Corporation and its subsidiaries;
(iv) provision of certain income tax services to certain officers of the Corporation and expatriate employees; and (v) assistance with other accounting matters and operational projects. All of the professional services provided by Coopers & Lybrand and its affiliates during 1997 were furnished at customary rates and terms. Should the selection of Coopers & Lybrand as independent auditors of the Corporation not be ratified by the Stockholders, the Corporation's Board will reconsider the matter.


    THE CORPORATION'S BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF THE FIRM OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS FOR THE CORPORATION IN 1998.

                   INCREASE IN NUMBER AND CHANGE IN PAR VALUE
             OF AUTHORIZED SHARES OF THE CORPORATION'S COMMON STOCK

                                 (PROXY ITEM 3)


    The Corporation's Board has adopted a vote recommending that Stockholders amend the Corporation's Restated Articles of Organization (the "Articles") to
(i) increase the authorized shares of Common Stock from 300,000,000 shares to 500,000,000 shares and (ii) change the par value of the Common Stock from $1.50 to $1.00 per share. Based upon the number of shares of Common Stock issued and outstanding as of the Record Date, Stockholder approval of the proposal will result in an increase in the number of authorized but unissued shares from 146,113,642 to 346,113,642.



    On the Record Date, the number of shares of Common Stock either issued or reserved for issuance totaled approximately 161,000,000. The additional authorized shares of Common Stock will be available for issuance by the Board from time to time, without further action or authorization by the Stockholders (except as required by law or by a national stock exchange). The Board could make a determination to issue such shares in connection with the declaration of a stock split or stock dividend, or for the raising of additional capital funds through offerings of shares of Common Stock or of equity or debt securities convertible into or exchangeable for Common Stock. The additional authorized shares would also be available for issuance in connection with the Corporation's dividend reinvestment plan and the employee benefit plans and incentive compensation plans of the Corporation and its subsidiaries or for other corporate purposes.



    If such additional authorized shares are issued to other than existing Stockholders, the percentage interest of existing stockholders in the Corporation will be reduced. Although the existence or issuance of authorized but unissued shares of capital stock could, under certain circumstances, have an anti-takeover effect, the Corporation has no present intention of issuing such shares for that purpose.

    If the amendment is approved, as soon as practicable after the Annual Meeting, the Corporation will file with the Massachusetts Secretary of State's Office Articles of Amendment to the Articles reflecting the increase in authorized shares and the reduction in par value. The fee for filing such Articles of Amendment will be based on the increase, if any, in the aggregate par value of the Corporation's Common Stock (par value per share multiplied by the number of authorized shares), subject to a minimum filing fee of $100. Assuming that stockholders approve the increase in the authorized Common Stock from 300,000,000 to 500,000,000 shares, the proposed change in par value will have the effect of saving the Corporation $250,000 in filing fees. The change in par value will have no effect on the underlying market value of Common Stock.

    THE CORPORATION'S BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE CORPORATION'S ARTICLES TO PROVIDE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES AND A REDUCTION IN THE PAR VALUE OF THE CORPORATION'S COMMON STOCK.

                             STOCKHOLDER PROPOSAL A

                                 (PROXY ITEM 4)

    A Stockholder has informed the Corporation that he intends to present the following proposal for action at the meeting. (The name, address and the number of shares of Common Stock held by the Stockholder will be provided by the Corporation, orally or in writing as requested, promptly upon the receipt of any request therefor.)

    Commencing in 1999, the annual meeting of shareholders of the BankBoston Corporation (the "Registrant") shall meet February Sixth. Exceptions shall be when said Sixth is a Sunday, Saturday or legal holiday and the Board of Directors of the Registrant shall command that year the said meeting shall be held on the Thursday immediately before that particular February Sixth.


    The statement submitted in support of this Stockholder proposal is as follows:



    Corporate headquarters of the Registrant is on the site where Massachusetts Delegates convened in what was then the Federal Street Church, Boston, Massachusetts, February Sixth 1788 and ratified the Constitution of the United States of America; the church was noted for the ministry of Reverend William Ellery Channing, Unitarian minister who preached against slavery. April is a month when many stockholder meetings are held. April 1996 for example on the same day that stockholders of this Registrant held its stockholder meeting, two other New England corporations held their stockholder meetings, too. Another day is better to get better attendance of stockholders of this Registrant meeting in person. Sensible thing to do is to select a day less frequently used and February 06th is a historically significant anniversary for this Corporation which has its certificate of incorporation here in Massachusetts which was the Sixth former Colony to ratify the United States of America Constitution. The Annual Report of the previous year in question would be ready by February 06th and the Board of Directors of the Registrant have the authority to take steps to have the fiscal year of said Registrant starting sooner so that issue of fiscal year starting later as it does should not be a problem.



THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.


    At previous Annual Meetings of the Stockholders, the Corporation's Stockholders have overwhelmingly rejected similar proposals. The Corporation's By-Laws currently provide that the Annual Meeting of Stockholders is to be held on a date determined each year by the Board of Directors. The flexibility provided by the By-Laws allows the Board to take into consideration all relevant factors in setting the meeting date, including the time required to prepare the Proxy Statement and the Annual Report to Stockholders. The April Annual Meeting dates selected by the Board since 1993 have given the Corporation additional time to prepare these important communications, thereby helping to ensure that Stockholders receive high quality materials containing the most currently available information.

    The Corporation encourages all Stockholders to attend the Annual Meeting in person if possible but recognizes that, due to the large number of Stockholders involved, any date selected may be convenient for some Stockholders and present a conflict for others. The Board of Directors believes that it is in the best interest of the Corporation and its Stockholders to retain the flexibility provided in the By-Laws and not be limited to the Annual Meeting date specified in the proposal.

    FOR THE FOREGOING REASONS, THE CORPORATION'S BOARD RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL A.


          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING



    Stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Exchange Act at the 1999 Annual Meeting of Stockholders will be required to deliver the proposals to the Corporation on or prior to November 16, 1998. The Corporation's By-Laws also contain provisions that impose requirements upon the submission of Stockholder nominations for Director and the submission of any other business for consideration at the Meeting, including Stockholder proposals. Any such nominations, proposals, or other business should be forwarded to the Clerk of the Corporation, at the address set forth above under "Voting Information."


                                 OTHER MATTERS


    As noted above, the Corporation's By-Laws set forth procedures for submitting other matters for consideration at the Meeting. The Corporation's Board of Directors knows of no business that may properly be presented for consideration at the Meeting other than those items set forth in this Proxy Statement. By signing the enclosed proxy card you are conferring the authority to vote upon the persons indicated on the card. This authority includes discretionary authority to vote your shares in accordance with the proxyholders' judgment with respect to all matters which properly come before the Meeting in addition to the scheduled items of business. The Board of Directors intends to instruct its proxyholders to vote in accordance with the recommendations of the Board.


                           BY-LAWS OF THE CORPORATION

    Since last year's Annual Meeting of Stockholders, there have been two amendments to the By-Laws of the Corporation. The By-Laws were amended on April 24, 1997 to reflect the change of the Corporation's name. The By-Laws were also amended effective January 1, 1998 to update the responsibilities of certain committees and to reflect the realignment of the offices of Chairman and Chief Executive Officer in connection with the retirement of Mr. Crozier.

    A copy of the amended By-Laws of the Corporation may be obtained without charge by a Stockholder upon written request addressed to the Clerk of the Corporation at the address set forth above under "Voting Information," and copies of the amended By-Laws will be made available at the Meeting.

                            EXPENSES OF SOLICITATION


    The Corporation will bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and form of proxy for the Meeting. D.F. King & Co., Inc. has been retained by the Corporation to assist in the solicitation of proxies and will be compensated in the estimated amount of $4,500 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, employees of the Bank may solicit proxies, by personal interview, by telephone or by other means of communication, without additional compensation therefor. The Corporation will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing.

                                 ANNUAL REPORT

    A copy of the Corporation's Annual Report to Stockholders for the year ended December 31, 1997, which includes financial statements, has been previously mailed to all Stockholders. The Annual Report is not to be regarded as proxy soliciting material.

                                  10-K REPORT


    A copy of the Corporation's Annual Report to the Commission on Form 10-K for the year ended December 31, 1997 will be made available at the Meeting and may be obtained without charge by any Stockholder upon written request addressed to Agnes Y. Brooks, External Affairs, BankBoston Corporation, P.O. Box 1987, MA BOS 01-28-04, Boston, Massachusetts 02105.


                                             By Order of the Board of Directors,

                                                     /s/ Gary A. Spiess
                                                       GARY A. SPIESS
                                                            Clerk
Dated:  March 16, 1998

          INDEX TO PROXY STATEMENT

                                      Page
     Voting Information.............    1
     Election of Directors..........    2
     1997 Meetings and Standard Fee
       Arrangements of the
       Corporation's Board and
       Committees...................    9
     Security Ownership of Directors
       and Executive Officers.......   11
     Security Ownership of Certain
       Beneficial Owners............   11
     Compliance with Section 16(a)
       of the Exchange Act..........   11
     Compensation of Executive
       Officers.....................   12
     Five-Year Stockholder Return
       Comparison...................   22
     Interests of Directors and
       Executive Officers in Certain
       Transactions.................   22
     Ratification of the Selection
       of Independent Auditors......   23
     Increase in Number and Change
       in Par Value of Authorized
       Shares of the Corporation's
       Common Stock.................   24
     Stockholder Proposal A.........   25
     Submission of Stockholder
       Proposals for 1999 Annual
       Meeting......................   26
     Other Matters..................   26
     By-Laws of the Corporation.....   26
     Expenses of Solicitation.......   26
     Annual Report..................   27
     10-K Report....................   27

                [BankBoston LOGO]


                    NOTICE OF

                  ANNUAL MEETING

                 OF STOCKHOLDERS

                       AND

                 PROXY STATEMENT

                        OF

                    BANKBOSTON

                   CORPORATION



                      Time:

             Thursday, April 23, 1998

                    10:30 A.M.



                      Place:

               600 Atlantic Avenue

              Boston, Massachusetts


                  (Auditorium of
       The Federal Reserve Bank of Boston)



    PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY

                                     PROXY
                             BANKBOSTON CORPORATION

            THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
                           OF BANKBOSTON CORPORATION


          The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting to be held at 10:30 a.m. on April 23, 1998 in the Auditorium of The Federal Reserve Bank of Boston, and hereby appoints Helene R. Cahners-Kaplan, Frank L. Farwell and J. Donald Monan, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of BANKBOSTON CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.



     THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN ITEM 1, FOR ITEMS 2 AND 3 AND AGAINST ITEM 4, AND IN ACCORDANCE WITH THE PROXYHOLDERS' JUDGMENT WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


---------------                                                  ---------------
  SEE REVERSE                                                      SEE REVERSE
      SIDE                                                             SIDE
---------------                                                  ---------------

/ x / Please mark
      votes as in
      this example


-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3
                                         ---
-------------------------------------------------------------------------------
1. Election of five Directors for three-year terms (or if any nominee is not available for election, such substitute as the Board of Directors may designate):

NOMINEES:  Connell, May, McHenry, Wheeler, Zeien

FOR all nominees / /

/ /____________________________________________

For all nominees except as noted above / /


WITHHELD from all nominees / /

-------------------------------------------------------------------------------
2.  Selection of Independent Auditors          FOR      AGAINST     ABSTAIN
                                               / /        / /         / /
-------------------------------------------------------------------------------
3.  Approval of amendment to                   FOR      AGAINST     ABSTAIN
    Articles of Organization Increasing        / /        / /         / /
    the Corporation's Authorized
    Common Stock and Reducing Par Value
-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
                                         -------
-------------------------------------------------------------------------------
4.  Stockholder Proposal A regarding           FOR      AGAINST     ABSTAIN
    annual meeting date.                       / /        / /         / /



-------------------------------------------------------------------------------





/ / MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature: ______________________________________ Date ______________________


Signature: ______________________________________ Date ______________________